UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. )

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indie Semiconductor, Inc.
(Name of Registrant as Specified in its Charter)

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INDIE SEMICONDUCTOR, INC.

Dear Stockholder:

On April 25, 2024, indie Semiconductor, Inc. (“indie,” the “Company,” “we” or “our”) filed a definitive proxy statement (“Proxy Statement”) in connection with our 2024 Annual Meeting of Stockholders, to be held on June 13, 2024 (the “Annual Meeting”). One of the proposals to be voted on by our stockholders at the Annual Meeting, described in Proposal Four of our Proxy Statement, is the approval of an amended 2021 Omnibus Equity Incentive Plan (“Equity Plan Proposal”). If approved by our stockholders at the Annual Meeting, the Equity Plan Proposal would allow indie to continue to provide equity awards as part of the Company’s compensation program, a very important tool for attracting, motivating and retaining talented employees. To assist our stockholders in their consideration of this key proposal, we are providing important additional context regarding the Equity Plan Proposal.

Specifically, Institutional Shareholder Services (“ISS”) has released a report recommending that our stockholders vote against the Equity Plan Proposal. Although we appreciate ISS’s approach, their formula-based analysis in recommending against the Equity Plan Proposal does not give sufficient consideration to several crucial factors for a growth-stage company like indie, which are described below.

Our Board of Directors (the “Board”) unanimously recommends that stockholders vote FOR the Equity Plan Proposal (Proposal Four).

Our Compensation Philosophy

indie is growing rapidly, with 2023 revenue increasing 101% over the prior year, and employee headcount growing roughly 50% from approximately 600 to over 900 people during fiscal year 2023. In order to continue our growth, it requires adding and retaining critical talent at all levels.

Currently, all employees, officers and directors of the Company (including all of our named executive officers and non-employee directors), are considered eligible to participate under the 2021 Omnibus Equity Incentive Plan (“2021 Plan”). The Company relies on equity awards as a key part of its total compensation philosophy, allowing indie to:

•Use equity as a recruitment and retention tool to attract and retain talented employees, directors and officers;
•Deliver compelling total compensation packages in a highly competitive talent marketplace, including issuing performance-based awards to senior executives with vesting tied to key financial, operational, and/or stock price objectives;
•Motivate high levels of performance and closely align the interests of employees, directors and officers to our stockholders;
•Fund our Employee Equity Participation Plan (the “EEPP”) which allows our officers and employees to elect to receive a percentage of their cash base salary in the form of fully vested stock awards granted under the 2021 Plan. Equity compensation gives employees, directors and officers an opportunity to hold an ownership stake in the Company, and provides an effective means of participation in the success of the Company;
•Have flexibility to allocate cash to business uses to support our growth strategy other than compensation. The Company historically has been conservative with cash compensation, including paying annual bonuses for performance in immediately vested shares awarded under the 2021 Plan; and
•Support potential business objectives designed to enhance stockholder value. indie's growth strategy includes acquiring or investing in businesses that offer complementary products, services and technologies, or enhance our market coverage or technological capabilities. This growth strategy often requires cash resources, which mandates that indie use incentive equity for compensation instead of cash. indie has completed multiple strategic acquisitions of businesses that complement our existing technologies and portfolio of products. In addition to using incentive equity in lieu of cash for our current workforce, in recent acquisitions, we used equity awards as a meaningful portion of the transaction consideration tied to retaining new employees as part of each transaction. This structure has given indie the means to connect the target businesses' ongoing performance to long-term Company value.

ISS Report

The ISS report focuses on plan cost and indie’s three year average burn rate. However, when assessing these two factors, it is important to understand the nature of our prior years’ equity grants. As mentioned above, indie uses equity awards as a significant part of its employees’ compensation packages and to align goals with stockholder value creation. In fact, a large majority of our named executive officers’ compensation is derived from equity awards, with a significant portion of such equity awards tied to Company performance and stock price metrics. Notably, ISS supports our Say-on-Pay proposal, stating that pay and performance are reasonably aligned, with no significant concerns.

In 2023, the macroeconomic headwinds and pressure on indie’s share price drove higher share numbers in order to achieve certain grant values for our executives and employees. As a result, indie granted a total of 11,772,568 full-value awards (“2023 Grants”). While this grant number is higher than our prior grant numbers in 2022 and 2021, our 2023 Grants also include a sizable number of performance oriented restricted stock unit awards tied to stock price goals (“Stock Price RSUs”) granted to our senior management. These Stock Price RSUs were strategic grants to address significant gaps in equity holdings of our CEO and CFO and intended to strengthen retention efforts and further align their interests with those of our stockholders with the ultimate objective of enhancing stockholder value. The units subject to the Stock Price RSUs are to be earned based on indie’s achievement of the stock price hurdles of $20.00, $30.00 and $40.00 per share of our Class A common stock. These stock price hurdles are ambitious, given that our Class A common stock closed at $5.79 on the date of grant. indie’s Class A common stock price must average above each applicable stock price for sixty (60) calendar days for the performance hurdle to be satisfied. The Stock Price RSUs have a four-(4) year performance period, with one year vesting upon achievement of a stock price hurdle, as more fully described in our Proxy Statement.

In fiscal 2023, to encourage greater employee ownership in the Company and align our employees’ interests with our stockholders, the Board approved the launch of the above-mentioned EEPP which allows our officers and employees to elect to receive a percentage of their cash base salary in the form of equity awards granted under our 2021 Plan. Further, under the EEPP, our non-Section 16 officer employees receive additional benefits such as a premium via an exchange ratio of 1.15 cash to stock and a conversion price lookback feature. In addition, bonus amounts to employees made under the Company’s 2022 Short Term Incentive Bonus Plan were paid in the form of immediately vested shares from the 2021 Plan. Both the EEPP and the bonus awards allowed, and will continue to allow, the Company to allocate cash to other business uses as described above.

The ISS report also states that the Company has 7,830,911 available shares remaining for issuance. Importantly, this number represents the combined remaining shares between our 2021 Plan and our 2023 Inducement Incentive Plan (the “Inducement Plan”). Awards under the Inducement Plan are limited to newly hired employees who have not previously been a member of indie’s Board, or employees who are being rehired following a bona fide period of non-employment by indie as a material inducement to the employee’s entering into employment with the Company. The Company relies on the 2021 Plan for retention awards, employee annual equity refresh awards, EEPP awards, and historically, its bonus awards. As of the record date for the Annual Meeting, April 18, 2024, only 3,940,898 shares remain available for issuance under the 2021 Plan, which means the Equity Plan Proposal is crucial to indie’s sustaining outsized growth.

Below is a breakdown of our 2023 Grants:

2021 Plan	Shares Granted	% of 2023 Grants
Time-based RSUs (Annual Refresh Grants)	4,432,245	38
Executive Stock Price RSUs	2,275,000	19
Executive Performance-Based RSUs	804,760	7

2022 Short Term Incentive Plan Bonus paid in 2023	749,178	6
EEPP	591,422	5
Other (e.g. promotions, new hires prior to Inducement Plan adoption)	1,079,940	9

Inducement Plan
New Hires and M&A related grants	1,840,023	16

Total	11,772,568	100%

2021 Plan Best Practices

The Equity Plan Proposal also implements an additional “best practice” feature by eliminating a liberal share counting provision previously included in the 2021 Plan. If stockholders approve the Equity Plan Proposal, shares tendered or withheld as payment for the exercise price of an option or other award under the 2021 Plan granted after March 7, 2024, shares tendered or withheld to pay withholding taxes related to any award granted under the 2021 Plan after March 7, 2024, and shares repurchased by the Company with the proceeds of any option exercise shall no longer be available for future grants under the 2021 Plan. This feature will not be implemented unless the Equity Plan Proposal passes.

For all these reasons, our Board recommends that stockholders vote “FOR” the Equity Plan Proposal (Proposal Four).

In closing, we would like to assure you of our commitment to continue to stockholder value creation while working within the compensation framework described in our Proxy Statement. To that end, we believe our thoughtful use of equity strikes the correct balance between retaining employees in an incredibly competitive industry and responsibly managing for potential future dilution.

We thank you for your investment in indie and your careful consideration of the Equity Plan Proposal.
If you have already returned your proxy or voting instruction form or provided voting instructions, you may change your vote by following the instructions in the Proxy Statement.

Sincerely,

Donald McClymont
Co-Founder, Chief Executive Officer and Director